Exhibit 99.2

                                     [LOGO]
                               AMERICAN FINANCIAL
                                  REALTY TRUST

FOR IMMEDIATE RELEASE

CONTACT: Muriel S. Lange
         Investor Relations
         Telephone: 215-887-2280
         Email: mlange@afrt.com website: www.afrt.com

                    AMERICAN FINANCIAL REALTY TRUST INCREASES
                      INITIAL PURCHASER'S OPTION TO ACQUIRE
                       ADDITIONAL CONVERTIBLE SENIOR NOTES

JENKINTOWN, Pa., June 25, 2004 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has agreed with one of the initial purchasers of its issuance of $300 million in convertible senior notes to increase that purchaser's option to acquire additional notes, from the original $60 million to $85 million. Accordingly, in the event that the initial purchaser's option is fully exercised, the company will issue a total of $385 million in convertible senior notes.

The convertible senior notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.
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Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.